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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            NEW UNITEDGLOBALCOM, INC.

         New UnitedGlobalCom, Inc., a Delaware corporation, hereby certifies as follows:

         1. The name of the corporation is New UnitedGlobalCom, Inc. (the "CORPORATION"). The Corporation was incorporated under the name "New UnitedGlobalCom, Inc.," and the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on February 5, 2001.

         2. This Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation in its entirety, and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         3. The text of the Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

         FIRST:   The name of the corporation (the "CORPORATION") is:

                            New UnitedGlobalCom, Inc.

         SECOND: The address of the Corporation's current registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:

         (a)      AUTHORIZED SHARES.

                  The total number of shares of capital stock that the Corporation shall have authority to issue is 2,410,000,000, which shall be divided into the following classes:

                  (i) 1,000,000,000 shares shall be of a class designated Class A Common Stock, par value $.01 per share ("CLASS A COMMON STOCK");

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                  (ii)     1,000,000,000 shares shall be of a class designated
                           Class B Common Stock, par value $.01 per share ("CLASS B COMMON STOCK");

                  (iii) 400,000,000 shares shall be of a class designated Class C Common Stock, par value $.01 per share ("CLASS C COMMON STOCK" and, together with the Class A Common Stock and the Class B Common Stock, the "COMMON STOCK"); and

                  (iv) 10,000,000 shares shall be of a class designated Preferred Stock, par value $.01 per share ("PREFERRED STOCK").

                  Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical in all respects except as otherwise set forth in this Restated Certificate of Incorporation (as it may from time to time hereafter be amended or restated, this "CERTIFICATE"). The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof outstanding and the number reserved for issuance upon the exercise, conversion or exchange of outstanding options, warrants and convertible securities (including, without limitation, the Class C Common Stock)) by an amendment to this Certificate approved by the affirmative vote of the holders of a majority of the combined voting power of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, voting together as a single class and without separate class votes. The number of authorized shares of Class C Common Stock may be increased or decreased (but not below the number of shares thereof outstanding and the number reserved for issuance upon the exercise, conversion or exchange of outstanding options, warrants and convertible securities) by an amendment to this Certificate approved by the affirmative vote of (a) the holders of a majority of the combined voting power of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, voting together as a single class, and (b) the holders of a majority of the Class C Common Stock, voting as a separate class.

         (b)      RECLASSIFICATION.

                  Effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of the Common Stock, par value $0.01 per share, of the Corporation that is issued and outstanding shall thereupon be reclassified and changed, IPSO FACTO and without any other action on the part of the holder thereof, into one share of Class A Common Stock.


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         (c)      VOTING POWER OF COMMON STOCK.

                  Holders of Class A Common Stock shall be entitled to one vote for each share of such stock held, holders of Class B Common Stock shall be entitled to ten votes for each share of such stock held and holders of Class C Common Stock shall be entitled to ten votes for each share of such stock held. Except as may otherwise be required by the laws of the State of Delaware, by the provisions of this Certificate or with respect to any Preferred Stock Designation, the holders of outstanding shares of Class A Common Stock, the holders of outstanding shares of Class B Common Stock, the holders of outstanding shares of Class C Common Stock and the holders of outstanding shares of each series of Preferred Stock entitled to vote thereon, if any, shall vote as one class with respect to all matters to be voted on by the stockholders of the Corporation, and no separate vote or consent of the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock, the holders of shares of Class C Common Stock or the holders of shares of any such series of Preferred Stock shall be required for the approval of any such matter. With respect to the election or removal of Regular Directors, (i) prior to the occurrence of a Class B Event, the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock and the holders of any series of Preferred Stock entitled to vote thereon shall vote together as a single class and no vote of the holders of Class C Common Stock shall be required with respect thereto and (ii) from and after the occurrence of a Class B Event, the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock, the holders of shares of Class C Common Stock and the holders of any series of Preferred Stock entitled to vote thereon shall vote together as a single class with respect thereto. With respect to the election or removal of Class C Directors, the holders of the Class C Common Stock, for so long as any such shares are outstanding, shall vote as a separate class and no vote of the holders of Class A Common Stock, Class B Common Stock or any series of Preferred Stock shall be required with respect thereto.

         (d)      CONVERSION RIGHTS

                  (i) Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, into one share of Class A Common Stock at any time.

                  (ii) Subject to the following two sentences, each share of Class C Common Stock shall be convertible, at the option of the holder thereof, into one share of Class A Common Stock at any time or, at any time following the occurrence of a Conversion Event, one share of Class B Common Stock. If a Conversion Event shall not have occurred by June 25, 2010, then from and after such date each share of Class C Common Stock shall be convertible, at the option


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                           of the holder thereof, into (A) 1.645 shares of
                           Class A Common Stock at any time or (B) 1.645 shares of Class B Common Stock at any time following the occurrence of a Class B Event. Shares of Class C Common Stock held by a Founder, or Permitted Transferee of a Founder who is also a Principal or a Related Party, may be converted into Class B Common Stock at any time.

                  (iii) A holder wishing to convert shares of Class B Common Stock or Class C Common Stock into shares of Class A Common Stock, or shares of Class C Common Stock into shares of Class B Common Stock, shall surrender the certificate or certificates representing the shares of Class B Common Stock or Class C Common Stock to be converted, duly endorsed, to the Secretary of the Corporation or to any transfer agent for the Class B Common Stock or the Class C Common Stock, as applicable, and shall notify the Secretary or transfer agent in writing of the holder's desire to so convert all or a specified portion of the shares represented by such stock certificate or certificates. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Upon receipt by the Secretary or transfer agent of the foregoing certificate or certificates, notice and, if required, instruments of transfer, the Corporation shall cause to be issued to the holder who surrendered the certificate or certificates representing shares of Class B Common Stock or Class C Common Stock, or such holder's nominee or nominees, either (A) one share (or 1.645 shares if required by paragraph (d)(ii) above) of Class A Common Stock for each share of Class B Common Stock or Class C Common Stock surrendered for conversion into Class A Common Stock, and (B) one share (or 1.645 shares if required by paragraph (d)(ii) above) of Class B Common Stock for each share of Class C Common Stock surrendered for conversion into Class B Common Stock, and shall issue and deliver to such holder, or such holder's nominee or nominees, a certificate or certificates representing such shares as well as a certificate or certificates representing shares of Class B Common Stock or Class C Common Stock represented by any surrendered certificate that were not converted. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the Person or Persons entitled to receive the shares of Class A Common Stock or Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock or Class B Common Stock on that date. A number


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                           of shares of Class A Common Stock equal to the
                           number of shares of Class B Common Stock and Class C Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Class B Common Stock or Class C Common Stock into Class A Common Stock, and a number of shares of Class B Common Stock equal to the number of shares of Class C Common Stock outstanding from time to time shall be set aside and reserved for issuance upon conversion of shares of Class C Common Stock into Class B Common Stock. Shares of Class B Common Stock and Class C Common Stock that have been so converted shall become treasury shares that may be issued (subject to paragraph (b) of Article Fifth) or retired by resolution of the Board of Directors of the Corporation on the terms set forth in this Certificate. Shares of Class A Common Stock shall not be convertible into shares of Class B Common Stock or Class C Common Stock. Shares of Class B Common Stock shall not be convertible into shares of Class C Common Stock.

         (e)      DIVIDENDS.

                  Subject to paragraph (f) of this Article Fourth, (i) whenever a dividend is paid to the holders of Class A Common Stock, the Corporation also shall pay to the holders of Class B Common Stock and Class C Common Stock a dividend per share equal to the dividend per share paid to the holders of the Class A Common Stock, (ii) whenever a dividend is paid to the holders of Class B Common Stock, the Corporation also shall pay to the holders of the Class A Common Stock and the Class C Common Stock a dividend per share equal to the dividend per share paid to the holders of the Class B Common Stock and (iii) whenever a dividend is paid to the holders of Class C Common Stock, the Corporation also shall pay to the holders of the Class A Common Stock and the Class B Common Stock a dividend per share equal to the dividend per share paid to the holders of the Class C Common Stock. Dividends shall be payable only as and when declared by the Board of Directors of the Corporation out of assets of the Corporation legally available therefor.

         (f)      SHARE DISTRIBUTIONS.

                  If at any time a distribution made or paid in Class A Common Stock, Class B Common Stock, Class C Common Stock or any other securities of the Corporation or of any other Person (hereinafter sometimes called a "share distribution") is to be made with respect to the Class A Common Stock, Class B Common Stock or Class C Common Stock, such share distribution may be declared and paid only as follows:


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                  (i)      Share distributions may be made or paid in shares of
                           Class A Common Stock, Class B Common Stock or Class C Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of any such class of Common Stock), provided that (A) share distributions of Class A Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock) may only be made to holders of Class A Common Stock,
                           (B) share distributions of Class B Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B Common Stock) may only be made to holders of Class B Common Stock and (C) share distributions of Class C Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class C Common Stock) may only be made to holders of Class C Common Stock. If a share distribution is made of any class of Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of such class of Common Stock) to holders of shares of such class of Common Stock, the Corporation shall simultaneously effect a share distribution, on an equal per share basis, of shares of each other class of Common Stock (or Convertible Securities that have the same characteristics, but are convertible into, exchangeable for or evidence the right to purchase shares of the appropriate class of Common Stock) to holders of shares of such other class of Common Stock.

                  (ii) A share distribution consisting of shares of any class or series of securities of the Corporation or any other Person other than Common Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of Common Stock) may be made, either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock or on the basis of a distribution of one class or series of securities to holders of Class A Common Stock and another class or series of securities to holders of Class B Common Stock and Class C Common Stock, provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exchangeable, or which the distributed securities evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of Class B Common Stock and Class C Common Stock receiving the class or series having the higher relative voting rights (without regard to


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                           whether such rights differ to a greater or lesser
                           extent than the corresponding differences in voting rights and related differences in designation, conversion and share distribution provisions between the Class A Common Stock, the Class B Common Stock and the Class C Common Stock), provided that if the securities so distributed constitute capital stock of a Subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions between the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and provided in each case that such distribution is otherwise made on an equal per share basis.

         (g)      RECLASSIFICATIONS, SUBDIVISIONS AND COMBINATIONS.

                  The Corporation shall not reclassify, subdivide or combine any class of Common Stock without also reclassifying, subdividing or combining each other class of Common Stock on an equal per share basis.

         (h)      CLASS C COMMON STOCK PROPORTIONAL PURCHASE RIGHT.

                  (i) If at any time prior to the occurrence of a Conversion Event, and other than in connection with the transactions to be effected pursuant to Section
                           2.2 of the Merger Agreement, the Corporation issues shares of Class B Common Stock and after giving effect to such issuance, together with any prior issuances of Class B Common Stock with respect to which the holders of Class C Common Stock did not have any rights pursuant to this paragraph (h), the Class C Voting Power is equal to or less than 90% of the Class C Voting Power immediately prior to either such issuance or the first of such issuances of Class B Common Stock, each holder of shares of Class C Common Stock shall have the right, exercisable as set forth below, to acquire from the Corporation additional shares of Class C Common Stock up to and including such holder's pro rata share (based on the number of shares of Class C Common Stock held by such holder) of the aggregate number of shares of Class C Common Stock that if issued in full will restore the Class C Voting Power to 100% of the Class C Voting Power immediately prior to either such issuance or the first of such issuances of shares of Class B Common Stock (whichever is greater, in the case of multiple issuances). A holder of Class C Common Stock that exercises its proportional purchase right pursuant to this paragraph (h) may acquire such additional shares of Class C Common Stock by, at such holder's election, (A) surrendering shares of Class A Common Stock in exchange for shares of Class C Common Stock, on a one-for-one basis, (B) paying the Corporation, in cash or such other form of consideration


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                           as may be acceptable to the Corporation, an amount
                           per share of Class C Common Stock equal to (x) the issue price per share of the Class B Common Stock so issued (which, if paid in a form of consideration other than cash or shares of Class A Common Stock, shall be the fair market value of the consideration so paid) or (y) with respect to any shares of Class B Common Stock that were issued in exchange for shares of Class A Common Stock, the average of the Closing Prices per share of Class A Common Stock for the period of ten Trading Days ending on and including the last Trading Day prior to such issuance of Class B Common Stock, in each case appropriately adjusted to reflect the effect of any stock splits, reverse stock splits, combinations, stock dividends or other events affecting the Class B Common Stock (the "CLASS C PROPORTIONAL PURCHASE PRICE"), or
                           (C) any combination of the foregoing.

                  (ii) Notwithstanding the foregoing, the holders of Class C Common Stock shall not have proportional purchase rights pursuant to this paragraph (h) with respect to an issuance of Class B Common Stock if the holders of the Voting Stock outstanding immediately prior to such issuance of shares of Class B Common Stock would hold in the aggregate immediately following such issuance outstanding shares of Voting Stock representing less than 30% of the then Total Voting Power of the Corporation.

                  (iii) The Corporation will provide prompt written notice (the "CORPORATION NOTICE") to each holder of Class C Common Stock, at the address set forth on the stock transfer books of the Corporation, of any issuance or issuances of shares of Class B Common Stock that entitles such holders to acquire additional shares of Class C Common Stock pursuant to this paragraph (h). The Corporation Notice shall set forth: (A) a reasonable description of the issuance or issuances giving rise to such right, (B) the number of shares of Class C Common Stock that such holder is entitled to acquire, (C) the Class C Proportional Purchase Price(s) and (D) a reasonable description of the calculation of the matters set forth in (B) and (C) above. Any holder of Class C Common Stock desiring to acquire additional shares of Class C Common Stock pursuant to this paragraph (h) shall deliver written notice to the Corporation, within ten days following such holder's receipt of the Corporation Notice, setting forth the number of shares of Class C Common Stock such holder desires to acquire pursuant to this paragraph (h). The closing of such acquisition of additional shares of Class C Common Stock shall occur within 30 days following the holder's receipt of the Corporation Notice, provided that such 30-day period will be extended for up to an additional 60 days if any required consents, approvals or waivers


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                           of Governmental Authorities have not been obtained,
                           or applicable waiting periods have not expired or terminated without litigation having been commenced that remains outstanding, within the 30-day period.

         (i)      PREFERRED STOCK.

                  The Board of Directors is authorized, subject to any limitations prescribed by applicable law and further subject to any approval rights of stockholders or the Class C Directors, to provide from time to time for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (a "PREFERRED STOCK DESIGNATION"), to establish the rights, powers and preferences of each such series of Preferred Stock, including the following:

                  (i) the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, and the distinctive serial designation thereof;

                  (ii) the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;

                  (iii) the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

                  (iv) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

                  (v) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;

                  (vi) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

                  (vii) the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;


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                  (viii)   the restrictions, limitations and conditions, if any,
                           upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding;
                           and

                  (ix) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this Article Fourth or any resolution of the Board of Directors pursuant to this Article Fourth.

                  All shares of any one series of the Preferred Stock shall be alike in all respects. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the State of Delaware. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Certificate that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock of such series, as the case may be, then outstanding). Except as may be provided by the Board of Directors in a Preferred Stock Designation or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock.

         (k)      LIQUIDATION, DISSOLUTION OR WINDING UP.

                  In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Common Stock of all classes shall share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to its common stockholders. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a


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                  liquidation, dissolution or winding up of the Corporation
                  within the meaning of this paragraph (k).

         FIFTH:

         (a)      CLASSIFICATION AND ELECTION OF DIRECTORS

                  (i) The business and affairs of the Corporation shall be managed by a Board of Directors. The number of directors shall be fixed by the Bylaws, but shall not be fewer than nine nor more than twelve. Until the first meeting of the stockholders of the Corporation at which directors are elected following the occurrence of a Class B Event, four directors (or such greater number as represents not less than one-third of the total number of directors then authorized, rounded upwards to the nearest whole number) shall be designated as "CLASS C DIRECTORS" and will be elected by the holders of a majority of the outstanding Class C Common Stock voting as a separate class. Any directors that are not designated as Class C Directors shall be designated as "REGULAR DIRECTORS" and will be elected (A) prior to the occurrence of a Class B Event, by the holders of a plurality of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock, voting together as a single class and (B) from and after the occurrence of a Class B Event, by the holders of a plurality of the combined voting power of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class. All directors will be designated as Regular Directors immediately prior to the election of directors at the first meeting of stockholders of the Corporation at which directors are elected following the occurrence of a Class B Event.

                  (ii) The Regular Directors and the Class C Directors shall be divided as evenly as possible into three classes, designated Class I, Class II and Class III, and each such class shall include at least one Class C Director at all times that directors are designated as Class C Directors. If the number of directors is not evenly divisible by three, the remainder positions shall be allocated first to Class III and then to Class II. The terms of the Class I Directors shall expire at the annual meeting of stockholders in 2003; the terms of the Class II Directors shall expire at the annual meeting of stockholders in 2004; and the terms of the Class III Directors shall expire at the annual meeting of stockholders in 2005. At each annual meeting of stockholders of the Corporation, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders of the Corporation held in the third year following the year of their election.


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         (b)      APPROVAL RIGHTS OF CLASS C DIRECTORS

                  Until the first meeting of the stockholders of the Corporation at which directors are elected following the occurrence of a Class B Event, the approval of a majority of the Class C Directors then in office will be required in connection with any of the following:

                  (i) the acquisition or disposition of assets, or issuance of equity or debt securities by the Corporation or any Controlled Affiliate in a single transaction or in two or more transactions (related or unrelated) in any consecutive twelve-month period with an aggregate Value exceeding 30% of the Corporation's Market Capitalization at the time of such transaction (excluding a sale of the Corporation by merger or otherwise, sale of all or substantially all of the assets of the Corporation or a reorganization among entities affiliated with the Corporation, provided that the holders of the Class C Common Stock are treated equally with the holders of the Class B Common Stock and all holders of Class B Common Stock are treated equally in such transaction or, in the case of a sale of assets, in any distribution of the proceeds thereof, on an as-converted basis assuming the conversion of the Class C Common Stock into Class B Common Stock whether or not a Conversion Event has occurred);

                  (ii) (A) the issuance of shares of Class C Common Stock (other than in connection with the exercise of the proportional purchase rights described in paragraph
                           (h) of Article Fourth or as contemplated by the Stockholders Agreement or the Merger Agreement) or
                           (B) the issuance, grant or sale of any options exercisable for Class B Common Stock (other than the Permitted Options);

                  (iii) the removal and replacement of the Chief Executive Officer of the Corporation; provided that approval of the Class C Directors will not be required so long as any of the following four individuals is the replacement Chief Executive Officer: Michael T. Fries, John F. Riordan, Gene W. Schneider, or Mark L. Schneider;

                  (iv) any amendment, alteration or repeal of any provision of this Certificate or the Corporation's Bylaws (including, without limitation, by merger, consolidation, binding share exchange or otherwise) that would be adverse to or would affect adversely the rights of the holders of the Class B Common Stock or Class C Common Stock or any of their respective affiliates (including, without limitation, any change in the number of members of the Corporation's Board of Directors);

                  (v) any material transaction between the Corporation (or any Controlled Affiliate), on the one hand, and (A) any director or officer of the Corporation (or of any Controlled Affiliate), (B) any Founder or (C) any family member or affiliate of any Person referred to in clauses (A) or (B), on the other hand, excluding
                           (X) transactions between the Corporation and any Controlled Affiliate, and (Y) employment agreements, grants to employees of options to purchase Class A Common Stock and other employment related matters, in any such case entered into in the ordinary course of business;

                  (vi) any amendment, alteration or repeal of any provision of the certificate of incorporation of Old United then in effect (including, without limitation, by merger, consolidation, binding share exchange or otherwise) that would be adverse to or would affect adversely the rights of the Corporation or the holders of the Class C Common Stock or any of their respective affiliates, prior to the exchange of all of the outstanding shares of Class A common stock of Old United for shares of Class A Common Stock pursuant to the terms of the Exchange Agreement to be entered into among the Corporation and the Principal or Principals purchasing shares of the Series E Preferred Stock, par value $0.01 per share, of Old United, as contemplated by the Merger Agreement (the "EXCHANGE AGREEMENT");

                  (vii) any issuance of any shares of preferred stock by Old United;

                  (viii) any sale, assignment, transfer, exchange, contribution, pledge, encumbrance, grant of any option with respect to, or other disposition, directly or indirectly (a "DISPOSITION"), by the Corporation or any Subsidiary of the Corporation of, or any action taken by the Corporation or any Subsidiary of the Corporation in exercise (or forbearance from exercise), waiver or amendment of any rights to which any such Person may be entitled with respect to, any debt securities issued or indebtedness incurred by United Pan-Europe Communications, N.V., a company organized in The Netherlands ("UPC"), or any of its Subsidiaries, which debt securities are held by, or which indebtedness is owed to, the Corporation or any of its Subsidiaries, including without limitation any such Disposition, exercise or forbearance in connection with any restructuring of the indebtedness of UPC or any of its Subsidiaries; and

                  (ix) any change in the principal independent accounting firm responsible for auditing the financial statements of New United.

         (c)      TERM OF OFFICE; VACANCIES.

                  A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship resulting from an increase in the number of Regular Directors or any other vacancy with respect to the office of a Regular Director, however caused, shall be filled by a majority of the Regular Directors then in office or by a sole remaining Regular Director. Any newly created directorship resulting from an increase in the number of Class C Directors or any other vacancy with respect to the office of a Class C Director, however caused, shall be filled by a majority of the Class C Directors then in office or by a sole remaining Class C Director. Any director elected by one or more directors to fill a newly created directorship or other vacancy shall, without regard to the class in which the vacancy occurred, hold office until the next succeeding annual meeting of stockholders and until his or her successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director, except as may be provided in a Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

         (d)      REMOVAL.

                  Subject to the rights of the holders of any series of Preferred Stock, any or all of the Regular Directors (including any individuals who are serving as Class C Directors at the time that the Class C Common Stock ceases to be outstanding) may be removed from the Board of Directors with or without cause only (i) prior to the occurrence of a Class B Event, upon the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the Class A Common Stock and the Class B Common Stock, voting together as a single class, and (ii) from and after the occurrence of a Class B Event, upon the affirmative vote of holders of at least 66-2/3 percent of the combined voting power of the Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class, in each case at a meeting of stockholders for which proper notice of the proposed removal has been given. Any or all of the Class C Directors may be removed, with or without cause, upon the affirmative vote of the holders of a majority of the Class C Common Stock, voting as a separate class, either at a meeting of stockholders for which proper notice of the proposed removal has been given or pursuant to a consent in writing signed by holders of a majority of the Class C Common Stock.

         (e)      NOTICE OF NOMINATIONS.

                  Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof and other than nominations of Class C Directors, shall be given to the Corporation in the manner provided in the Bylaws.

         SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as now existing or hereafter amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of his fiduciary duty as a director. Any amendment or repeal of this Article Sixth shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing under this Article Sixth immediately before the amendment or repeal.

         SEVENTH:

         (a)      RIGHT TO INDEMNIFICATION.

                  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING") by reason of the fact that he, or a Person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Person. The Corporation shall be required to indemnify or make advances to a Person in connection with a proceeding (or part thereof) initiated by such Person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         (b)      PREPAYMENT OF EXPENSES.

                  The Corporation shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article Seventh or otherwise.

         (c)      CLAIMS.

                  If a claim for indemnification or payment of expenses under this Article Seventh is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         (d)      NON-EXCLUSIVITY OF RIGHTS.

                  The rights conferred on any Person by this Article Seventh shall not be exclusive of any other rights that such Person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

         (e) OTHER INDEMNIFICATION. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

         EIGHTH: Except as provided in any Preferred Stock Designation and except for any action permitted or required to be taken by the holders of the Class C Common Stock, after the Corporation first has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or its equivalent and prior to the occurrence of a Conversion Event any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders and may not be taken by consent in writing or otherwise.

         NINTH: Except as otherwise required by law or provided in the Bylaws of the Corporation, and subject to the rights of the holders of any class or series of shares issued by the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or at the request of holders of Common Stock representing a majority of the Total Voting Power of the Corporation.

         TENTH: Subject to paragraph (b) of Article Fifth and to the provisions of the Standstill Agreement, the Board of Directors shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation by vote of not less than a majority of the directors then in office. The holders of shares of Voting Stock shall, to the extent such power is at the time conferred on them by applicable law, also have the power to adopt, alter, amend or repeal the Bylaws of the Corporation, but only if such action receives at least 66-2/3 percent of the voting power of the outstanding Common Stock, voting together as a single class.

         ELEVENTH:  Election of directors need not be by written ballot.

         TWELFTH: Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of the outstanding Common Stock, voting together as a single class and, in the case of Article Fifth, a majority of the voting power of the outstanding Class C Common Stock, if any, voting as a separate class, shall be required to amend, alter, repeal or adopt any provision inconsistent with any of Articles Fifth, Eighth, Ninth, Tenth, Eleventh and Twelfth of this Certificate or to provide for any cumulative voting by stockholders (in any such case including, without limitation, by merger, consolidation, binding share exchange or otherwise). Except as permitted or required by the Merger Agreement, the Corporation shall not amend, alter or repeal, or permit to be amended, altered or repealed, any provision of the Certificate of Incorporation of Old United (other than the provisions of Articles First and Second thereof and except as provided in the proviso set forth at the end of paragraph (a) of Article Fourth thereof) (including, without limitation, by merger, consolidation, binding share exchange or otherwise) prior to the exchange of all of the outstanding shares of Class A common stock of Old United for shares of Class A Common Stock pursuant to the terms of the Exchange Agreement, unless such amendment, alteration or repeal has been approved by the affirmative vote of the holders of at least 66-2/3 percent of the voting power of the outstanding Common Stock, voting together as a single class.

         THIRTEENTH: The term of the existence of the Corporation shall be perpetual.

         FOURTEENTH: The capital stock of the Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation. This Certificate shall not be subject to amendment in this respect.

         FIFTEENTH: The Corporation hereby elects not to be governed by
Section 203 of the General Corporation Law of the State of Delaware.

         SIXTEENTH: The following terms shall have the indicated meanings for purposes of this Certificate.

         "BUSINESS DAY" means any day other than Saturday, Sunday and a day on which banks are required or permitted to close in Denver, Colorado or New York, New York.

         "CHANGE OF CONTROL," with respect to each Current Indenture, has the meaning ascribed to such term in such Current Indenture.

         "CERTIFICATE" has the meaning set forth in paragraph (a) of Article Fourth.

         "CLASS A COMMON STOCK" has the meaning set forth in paragraph (a) of Article Fourth.

         "CLASS B COMMON STOCK" has the meaning set forth in paragraph (a) of Article Fourth.

         "CLASS B EVENT" means the occurrence of any of the following events:
(a) the redemption in full of the Current Bonds, (b) the defeasance of the applicable provisions of the Current Indentures in accordance with the terms thereof so that neither Old United nor any of its subsidiaries would be required in accordance with the terms of the Current Indentures to offer to repurchase any of the Current Bonds (a "CHANGE OF CONTROL OFFER") if the Class C Common Stock were to be converted in full into shares of Class B Common Stock, (c) a waiver or amendment of the applicable provisions of the Current Indentures shall have been effected so that neither Old United nor any of its subsidiaries would be required to make a Change of Control Offer if the Class C Common Stock were to be converted in full into shares of Class B Common Stock, or (d) a Change of Control within the meaning of any of the Current Indentures (as to which an event described in (a) (with respect to Current Bonds issued pursuant to such Current Indenture), (b) or (c) has not occurred) otherwise occurs (other than as a result of a breach of the Standstill Agreement by Liberty (as defined in the Standstill Agreement)), provided that an occurrence described in this clause (d) will not constitute a Class B Event if at such time Current Bonds with an aggregate principal amount or accreted value, as applicable, in excess of $200,000,000 that were issued under the Specified Indenture (as to which no event described in clauses (b) or (c) has occurred) remain outstanding and no Change of Control within the meaning of the Specified Indenture has occurred.

         "CLASS C COMMON STOCK" has the meaning set forth in paragraph (a) of Article Fourth.

         "CLASS C DIRECTOR" has the meaning set forth in paragraph (a) of Article Fifth.

         "CLASS C PROPORTIONAL PURCHASE RIGHT" has the meaning set forth in paragraph (h) of Article Fourth.

         "CLASS C VOTING POWER" means the quotient, expressed as a percentage, obtained by dividing (a) the number of votes in the election of directors represented by the outstanding shares of Class C Common Stock as of the date of determination, assuming the conversion in full of all such shares of Class C Common Stock into shares of Class B Common Stock, by (b) the Total Voting Power of the Corporation as of such date of determination.

         "CLOSING PRICE" of a share or other unit of any security on any Trading Day is (i) the last reported sale price for a share or other unit of such security on such Trading Day as reported on the principal United States or foreign securities exchange on which such security is listed or admitted for trading or (ii) if such security is not listed or admitted for trading on any such securities exchange, the last reported sale price for a share or other unit of such security on such Trading Day as reported on The Nasdaq Stock Market or (iii) if such security is not listed or admitted to trading on any United States or foreign securities exchange or The Nasdaq Stock Market, the average of the highest bid and lowest asked prices for a share or other unit of such security on such Trading Day in the over-the-counter market as reported by The National Quotation Bureau Incorporated, or any similar organization.

         "COMMON STOCK" has the meaning set forth in paragraph (a) of Article Fourth.

         "CONTROLLED AFFILIATE" means any Person Controlled, directly or indirectly, by the Corporation. "CONTROL" for this purpose means the power to direct or influence the direction of the management or policies of another Person, whether by the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, any Person in which the Corporation, directly or indirectly, beneficially owns 50% or more of the equity securities (without regard to voting power in the election of directors) shall be deemed to be a Controlled Affiliate.

         "CONVERSION EVENT" means the occurrence of any of the following events: (a) the Stockholders Agreement shall have terminated in accordance with its terms for reasons other than the passage of time, or (ii) a Class B Event shall have occurred.

         "CONVERTIBLE SECURITIES" means any securities of the Corporation (other than any class of Common Stock) that are convertible into, exchangeable for or evidence the right to purchase any shares of any class of Common Stock, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

         "CORPORATION" has the meaning set forth in Article First.

         "CORPORATION NOTICE" has the meaning set forth in paragraph (h) of Article Fourth.

         "CURRENT BONDS" means the debt securities outstanding as of May 25, 2001 that were issued pursuant to the Current Indentures.

         "CURRENT INDENTURES" means (a) the Indenture dated as of February 5, 1998, between Old United and Firstar Bank, N.A. (f/k/a Firstar Bank of Minnesota, N.A.), (b) the Indenture dated as of July 14, 1998, between UPC Polska, Inc. (f/k/a @Entertainment, Inc.) ("Polska") and Bankers Trust Company ("BTC"), (c) the Indenture dated January 20, 1999, between Polska and BTC, (d) the Indenture dated January 27, 1999, between Polska and BTC, and
(e) the Indenture dated as of October 31, 1996, between Poland Communications, Inc. and State Street Bank and Trust Company, in each case as were in effect on May 1, 2001.

         "EXCHANGE AGREEMENT" has the meaning set forth in paragraph (b)(vi) of Article Fifth.

         "FOUNDER" has the meaning set forth in the Stockholders Agreement.

         "GOVERNMENTAL AUTHORITY" means any U.S. federal, state or local or any foreign court, governmental department, commission, authority, board, bureau, agency or other instrumentality.

         "MARKET CAPITALIZATION," with respect to the Corporation as of any date, means the product of (a) the Market Value of one share of Class A Common Stock as of such date multiplied by (b) the sum of (i) the total number of shares of Common Stock then outstanding, plus (ii) the number of shares issuable upon conversion of any outstanding shares of Preferred Stock that are convertible into shares of Common Stock and have an effective per share conversion price as of such date that is below the Market Value of the Class A Common Stock as of such date.

         "MARKET VALUE" means, with respect to any publicly traded security as of any date, the average of the Closing Prices of such security for the five consecutive Trading Days ending on such date.

         "MERGER" means the merger of United/New United Merger Sub, Inc. with and into Old United as contemplated by the Merger Agreement.

         "MERGER AGREEMENT" means the Amended and Restated Agreement and Plan of Restructuring and Merger, dated December 31, 2001, among Old United, the Corporation, United/New United Merger Sub, Inc., Liberty Media Corporation, Liberty Media International, Inc., Liberty Global, Inc. and the Founders.

         "OLD UNITED" means, prior to the effective time of the Merger, UnitedGlobalCom, Inc., a Delaware corporation, and, at and following the Effective Time of the Merger, UGC Holdings, Inc., a Delaware corporation and any successor to UGC, Inc.

         "PERMITTED OPTIONS" means options to purchase an aggregate of not more than three million shares of Class B Common Stock, minus any options to purchase shares of Class B Common Stock outstanding by reason of the assumption of options by the Corporation in the Merger.

         "PERMITTED TRANSFEREE" has the meaning set forth in the Stockholders Agreement.

         "PERSON" means any individual, corporation, partnership, limited partnership, limited liability company, trust or other legal entity.

         "PREFERRED STOCK" has the meaning set forth in paragraph (i) of Article Fourth.

         "PREFERRED STOCK DESIGNATION" has the meaning set forth in paragraph
(j) of Article Fourth.

         "PRINCIPAL" means any of Albert M. Carollo, Curtis Rochelle, Marian Rochelle, Rochelle Investments, Ltd (so long as it is controlled by Curtis or Marian Rochelle), Gene W. Schneider, G. Schneider Holdings, Co. and Gene W. Schneider Family Trust (so long as each is controlled by Gene W. Schneider or trustees appointed by him), Janet S. Schneider and Mark L. Schneider.

         "REGULAR DIRECTORS" has the meaning set forth in paragraph (a) of Article Fifth.

         "SPECIFIED INDENTURE" means the Indenture dated as of February 5, 1998, between Old United and Firstar Bank, N.A. (f/k/a Firstar Bank of Minnesota, N.A.), as in effect on May 1, 2001.

         "STANDSTILL AGREEMENT" means the Standstill Agreement to be entered into among the Corporation, Liberty Media Corporation, Liberty Media International, Inc., et al., as contemplated by the Merger Agreement.

         "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement to be entered into among the Corporation, Liberty Media Corporation, Liberty Media International, Inc., the individuals designated as Founders therein, et al., as contemplated by the Merger Agreement.

         "SUBSIDIARY" means, when used with respect to any Person, (i) a corporation in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the voting power of such corporation's capital stock to elect directors under ordinary circumstances, and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

         "TOTAL VOTING POWER OF THE CORPORATION" means, as of any date of determination, the aggregate number of votes in the election of directors represented by all outstanding shares of Voting Stock, assuming for such purposes the conversion in full of all shares of Class C Common Stock into shares of Class B Common Stock (without regard to any restrictions on the conversion of such shares of Class C Common Stock into shares of Class B Common Stock imposed by this Certificate, by contract or otherwise).

         "TRADING DAY", with respect to any security, means a day on which the principal United States or foreign securities exchange on which such security is listed or admitted to trading, or The Nasdaq Stock Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if the applicable security is not listed or admitted to trading on any United States or foreign securities exchange or The Nasdaq Stock Market, any Business Day.

         "VALUE" means, with respect to an asset, debt security or equity security, the greater of (a) its fair market value, (b) the consideration to be paid therefor, (c) its face amount, accreted value, redemption price or liquidation preference and (d) in the case of a security convertible into or exercisable or exchangeable for capital stock, the product of the number of shares of capital stock for which such security may be exercised or exchanged or into which such security may be converted and the Market Value of such capital stock (or if such capital stock is not publicly traded capital stock but is convertible into, or exercisable or exchangeable for, publicly traded capital stock, the Market Value of such publicly traded capital stock multiplied by the number of shares of such publicly traded capital stock into or for which such capital stock is convertible, exercisable or exchangeable). For purposes of this definition, "capital stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, limited liability company membership interests or partnership interests, whether common or preferred.

         "VOTING STOCK" means outstanding equity securities of the Corporation generally entitled to vote in the election of directors.

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this 31st day of December, 2001.


                                                     NEW UNITEDGLOBALCOM, INC.


                                                     /s/ GENE W. SCHNEIDER
                                                     ---------------------------
                                                     Gene W. Schneider
                                                     Chief Executive Officer

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            NEW UNITEDGLOBALCOM, INC.

         New UnitedGlobalCom, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST, The Board of Directors of the Corporation duly adopted, at a meeting of the Board of Directors in accordance with Section 141 of the Delaware General Corporation Law (the "DGCL"), the following resolutions:

         1.       CHANGE OF NAME OF THE CORPORATION

                  RESOLVED that Article I of the Restated Certificate of Incorporation be amended to read in full as follows:

                  "ARTICLE I. The name of the corporation is UnitedGlobalCom, Inc. (the "Corporation")."

         SECOND. That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was consented to and authorized by the sole stockholder by written consent given in accordance with the provisions of
Section 228 of the DGCL.

         THIRD. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the DGCL.

         FOURTH. This certificate of amendment shall be effective as of 2:00 p.m. (EST) on January 30, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned this 30th day of January, 2002.

                                                     New UnitedGlobalCom, Inc.



                                                     By: /s/ MICHAEL T. FRIES
                                                        ------------------------
                                                            Michael T. Fries
                                                            President